Exhibit 21

                               SUBSIDIARIES



                                                      Percentage
                                  Jurisdiction of     Owned by
Subsidiaries                       Incorporation      Registrant
------------                       -------------      ----------

Lytton Incorporated                   Ohio               100%

Techdyne (Scotland) Ltd.              Scotland           100%

Techdyne Livingston Limited           Scotland           100%